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SECOND AMENDED AND RESTATED
TENET 2001
DEFERRED COMPENSATION PLAN

SECOND AMENDED AND RESTATED
TENET 2001 DEFERRED COMPENSATION PLAN

ARTICLE I

PREAMBLE AND PURPOSE

    1.1  Preamble.  This Second Amended and Restated Tenet 2001 Deferred Compensation Plan (the "Plan") of Tenet Healthcare Corporation (the "Company"), adopted on July 24, 2001 by the Compensation Committee, amends and restates the First Amended and Restated Tenet Healthcare Corporation 2001 Deferred Compensation Plan adopted on May 22, 2001. The Plan is intended to permit the Company to attract and retain a select group of management or highly compensated employees and Directors of the Company.

    Effective as of December 5, 1995, the Company adopted the Tenet Executive Deferred Compensation and Supplemental Savings Plan (as the same has been amended from time to time, the "Supplemental Plan"). The Company intends to transfer to this Plan amounts held for the benefit of certain participants in the Supplemental Plan, other than those balances held for the benefit of physician-employees who participate in the Supplemental Plan and participants who are in pay-out status as of December 31, 2000, under the Supplemental Plan. In addition, the Company may adopt one or more trusts to serve as a possible source of funds for the payment of benefits under this Plan.

    1.2  Purpose.  Through this Plan, the Company intends to permit the deferral of compensation and to provide additional benefits to Directors and a select group of management or highly compensated employees of the Company. Accordingly, it is intended that this Plan shall not constitute a "qualified plan" subject to the limitations of Section 401 (a) of the Code, nor shall it constitute a "funded plan", for purposes of such requirements. It also is intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of the Act, the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of Part 4 of Title I of the Act by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

    2.1  Definitions.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized shall have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

    (a) "Account" means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.3.

    (b) "Act" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    (c) "Affiliate" means a corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in Section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as the Company.

    (d) "Annual Incentive Plan Award" means the amount payable to an Employee each year, if any, under the Company's 1997 Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.

    (e) "Basic Deferral" means the Compensation deferral made by a Participant pursuant to Section 4.1(a).

    (f)  "Beneficiary" means the person designated by the Participant to receive a distribution of his/her benefits under the Plan upon the death of the Participant. If the Participant is married, his/her spouse shall be his/her Beneficiary, unless his/her spouse consents in writing to the designation of an alternate Beneficiary. In the event that a Participant fails to designate a Beneficiary, or if the Participant's Beneficiary does not survive the Participant, the Participant's Beneficiary shall be his/her surviving spouse, if any, or if the Participant does not have a surviving spouse, his/her estate. The term "Beneficiary" also shall mean a Participant's spouse or former spouse who is entitled to all or a portion of a Participant's benefit pursuant to Section 6.1.

    (g) "Board" means the Board of Directors of the Company.

    (h) "Bonus" means (i) a bonus paid to a Participant in the form of an Annual Incentive Plan Award, or (ii) any other bonus payment designated by the PAC as an eligible bonus under the Plan.

    (i)  "Bonus Deferral" means the Bonus deferral made by a Participant pursuant to Section 4.1(b).

    (j)  "Change of Control" of the Company shall be deemed to have occurred if either (i) any person, as such term is used in Section 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (ii) individuals who, as of August 1, 2000, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board at any time; provided, however, that (a) any individual who becomes a director of the Company subsequent to August 1, 2000, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board, and (b) no individual who is elected initially (after August 1, 2000) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any other actual or threatened solicitations of proxies or consent by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

    (k) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (l)  "Company" means Tenet Healthcare Corporation.

    (m) "Compensation" means base salaries, commissions, and certain other amounts of cash compensation payable to the Participant during the Plan Year. Compensation shall exclude cash bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for the higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under stock incentive plans, Christmas gifts, insurance premiums, and other imputed income, pensions, retirement benefits, and contributions to and payments from the 401 (k) Plan and this Plan. The term "Compensation" for Directors shall mean any cash compensation from retainers, meeting fees and committee fees paid during the Plan Year.

    (n) "Compensation Committee" means the Compensation Committee of the Board, which has the authority to amend and terminate the Plan as provided in Article X. The Compensation Committee also will be responsible for determining the amount of the Discretionary Contribution and Supplemental Director Contribution, if any, to be made by the Company.

    (o) "Compensation Deferrals" means the Basic Deferrals, Supplemental Deferrals and Discretionary Deferrals made pursuant to Section 4.1 of the Plan.

    (p) "Covered Person" means a covered employee within the meaning of Code Section 162(m)(3) or an Employee designated as a Covered Person by the Compensation Committee.

    (q) "Director" means a member of the Board who is not an Employee of the Company.

    (r) "Disability" means the total and permanent incapacity of a Participant, due to physical impairment or mental incompetence, to perform the usual duties of his/her employment with the Company or an Affiliate. Disability shall be determined by the Plan Administrator on the basis of (i) evidence that the Participant has become entitled to receive benefits from a Company sponsored long-term disability plan or (ii) evidence that the Participant has become entitled to receive primary benefits as a disabled employee under the Social Security Act in effect on such date of Disability or (iii) in the case of Directors, such evidence that the Plan Administrator deems appropriate.

    (s) "Discretionary Contribution" means the contribution made by the Company on behalf of a Participant as described in Section 4.2(b).

    (t)  "Discretionary Deferral" means the Compensation deferral described in Section 4.1 (d) made by a Participant.

    (u) "Effective Date" means January 1, 2001.

    (v) "Election Form" means the written form(s) provided by the PAC or the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes elections with respect to deferrals, requested investment crediting rates and distributions hereunder.

    (w) "Eligible Employee" means (i) each Employee who is eligible for the Company's Annual Incentive Plan Award for the applicable Plan Year, (ii) each Director and (iii) all aviation personnel who are designated as captains. In addition, the term "Eligible Employee" shall include any Employee designated as an Eligible Employee by the PAC. The PAC may, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the Plan for a Plan Year without the need for an amendment to the Plan. Any such limitation shall be set forth in a resolution by the PAC and attached hereto as an Exhibit to the Plan.

    (x) "Emergency" means a Foreseeable Emergency or Unforeseeable Emergency that makes a Participant eligible for a Financial Necessity Distribution under Section 5.5.

    (y) "Employee" means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Company or to an Affiliate who has adopted this Plan, in the legal relationship of employer and employee.

    (z) "Fair Market Value" means the closing price of a share of Stock on the New York Stock Exchange on the date as of which fair market value is to be determined.

    (aa) "Foreseeable Emergency" means a severe financial hardship to the Participant resulting from an event that, although foreseeable, is outside the Participant's control, as determined by the Plan Administrator in its sole and absolute discretion. Such potentially foreseeable but uncontrollable events include the following:

       (i) expenses for medical care described in Section 213(d) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for those persons to obtain medical care described in Section 213(d) of the Code; (ii) such other events deemed by the Plan Administrator, in its sole and absolute discretion, to constitute a Foreseeable Emergency.

    (bb) "401 (k) Plan" means the Tenet Healthcare Corporation Retirement Savings Plan or the Tenet 401 (k) Retirement Savings Plan, as such plans may be amended, restated, modified, renewed or replaced from time to time.

    (cc) "Matching Contribution" means the contribution made by the Company pursuant to Section 4.2(a) on behalf of a Participant who either makes Supplemental Deferrals to the Plan as described in Section 4.1 (c), or is not eligible for an employer matching contribution under the 401 (k) Plan.

    (dd) "Non-Scheduled Withdrawal" means an election by a Participant in accordance with Section 5.4 to receive a withdrawal of amounts from his/her Account prior to the time at which such Participant otherwise would be entitled to such amounts.

    (ee) "Open Enrollment Period" means the period prior to the beginning of the Plan Year during which an Eligible Employee may make his/her elections concerning Compensation Deferrals pursuant to Article IV, and distribution elections in accordance with Article V.

    (ff) "PAC" means the Pension Administration Committee of the Company established by the Compensation Committee of the Board, and whose members have been appointed by such Compensation Committee. The PAC shall have the responsibility to administer the Plan and make final determinations regarding claims for benefits, as described in Article VIII.

    (gg) "Participant" means each Eligible Employee who has been designated for participation in this Plan and each Employee or former Employee whose participation in this Plan has not terminated.

    (hh) "Plan" shall have the meaning set forth in Section 1.1 above.

    (ii) "Plan Administrator" means the individual or entity appointed by the PAC to handle the day-to-day administration of the Plan, including but not limited to determining a Participant's eligibility for benefits and the amount of such benefits and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the PAC does not appoint an individual or entity as Plan Administrator, the PAC shall serve as the Plan Administrator.

    (jj) "Plan Year" means the fiscal year of this Plan, which shall commence on January 1 each year and end on December 31 of such year.

    (kk) "Scheduled Withdrawal Date" means the distribution date elected by the Participant for an in-service withdrawal of amounts of Basic Deferrals and Bonus Deferrals deferred in a given Plan Year, and earnings or losses attributable thereto, as set forth on the Election Form for such Plan Year.

    (ll) "Stock" means the common stock, par value $0.075 per share, of the Company.

    (mm)"Stock Unit" means a non-voting, non-transferable unit of measurement that is deemed for bookkeeping and distribution purposes only to represent one outstanding share of Stock.

    (nn) "Supplemental Deferral" means the Compensation Deferral described in Section 4.1(c).

    (oo) "Supplemental Director Contribution" means the contribution made by the Company on behalf of a Director as described in Section 4.2(c).

    (pp) "Supplemental Plan" shall have the meaning set forth in Section 1.1 of this Plan.

    (qq) "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or one of the Participant's dependents (as defined under Section 152(a) of the Code); (ii) loss of the Participant's property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of an unforeseeable event or events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion.

    2.2  Construction.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of California and shall be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law. The term "delivered to the PAC or Plan Administrator," as used in this Plan, shall include delivery to a person or persons designated by the PAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery shall be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.

ARTICLE III

PARTICIPATION AND FORFEITABILITY OF BENEFITS

    3.1  Eligibility and Participation.  It is intended that eligibility to participate in the Plan shall be limited to Eligible Employees, as determined by the PAC, in its sole and absolute discretion. Prior to the beginning of each Plan year, each Eligible Employee will be contacted and informed that he/she may elect to defer portions of his/her Compensation and/or Bonus and shall be provided with an Election Form, investment crediting rate preference designation and such other forms as the PAC or the Plan Administrator shall determine. An Eligible Employee shall become a Participant by completing all required forms and making a deferral election pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year shall not entitle an Eligible Employee to continue as an active Participant for any subsequent Plan Year.

    If an Eligible Employee is hired/retained during the Plan Year and designated by the PAC to be a Participant for such year, such Eligible Employee may elect to participate within 30 days from the date he/she is notified that he/she is eligible to participate in the Plan, for the remainder of such Plan Year, by completing all required forms and making a deferral election pursuant to Section 4.1. Designation as a Participant for the Plan Year in which he/she is hired/retained shall not entitle the Eligible Employee to continue as an active Participant for any subsequent Plan Year.

    A Participant under this Plan who separates from employment with the Company, or who ceases to be a Director, will continue as an inactive Participant under this Plan until the Participant has received payment of all amounts payable to him/her under this Plan. In the event that an Eligible Employee shall cease active participation in the Plan because the Eligible Employee is no longer described as a Participant pursuant to this Section 3.1, or because he/she shall cease making deferrals of Compensation and/or Bonuses, the Eligible Employee shall continue as an inactive Participant under this Plan until he/she has received payment of all amounts payable to him/her under this Plan.

    3.2  Forfeitability of Benefits.  Except as provided in Section 5.4 and Section 6.1, a Participant shall at all times have a nonforfeitable right to amounts credited to his/her Account pursuant to Section 4.3, subject to the distribution provisions of Article V. As provided in Section 7.2, however, each Participant shall be only a general creditor of the Company or the Participant's employing Affiliate with respect to the payment of any benefit under this Plan.

ARTICLE IV

DEFERRAL, COMPANY CONTRIBUTIONS, ACCOUNTING
AND INVESTMENT CREDITING RATES

    4.1  Deferral.  An Eligible Employee who is designated by the PAC to be an Eligible Employee for a Plan Year may become a Participant for such Plan Year by electing to defer Compensation and/or his/her Bonus pursuant to an Election Form. Such Election Form shall be submitted to the Company not later than a date to be set by the Plan Administrator and shall be effective with respect to deferral elections with the first paycheck dated on or after the next following January 1. In the case of an Eligible Employee who is hired/retained during the Plan Year, the Election Form shall be entered into within 30 days after the Eligible Employee is provided with notice of his/her eligibility to participate in the Plan and shall only be effective with respect to deferral elections with respect to Compensation and/or Bonuses earned after the date such Election Form is received by the Plan Administrator. A Participant's Election Form shall only be effective with respect to a single Plan Year and shall be irrevocable for the duration of such Plan Year. Deferral elections for each subsequent Plan Year of participation shall be made pursuant to a new Election Form.

    Compensation deferred by a Participant may be distributed, at the Participant's election, either in a lump sum or, in certain instances as described herein, in equal monthly installments over a period of not less than one year nor more than 15 years. On each Election Form, the Participant shall specify the method in which Compensation and/or Bonuses deferred under the Plan shall be paid. If the Participant, during the Open Enrollment Period, elects a different method of payment on a subsequent Election Form, such form of payment election shall supersede any prior payment elections made on an earlier Election Form, provided such election has been in effect for 12 months.

    Four types of deferrals may be made under the Plan:

      (a) Basic Deferral. Each Eligible Employee may elect to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan up to a maximum percentage of 75% (100% for Directors) of the Eligible Employee's Compensation for such Plan Year. The Company shall not make any Matching Contributions with respect to any Basic Deferrals made to the Plan.

      (b) Bonus Deferral. Each Eligible Employee may elect to defer a stated dollar amount, or designated full percentage, of his/her Bonus to the Plan up to a maximum percentage of 100% (97% if a Supplemental Deferral is elected pursuant to Section 4.1(c)) of the Employee's Bonus for such Plan Year. The Company shall not make any Matching Contributions with respect to any Bonus Deferrals made to the Plan.

      (c) Supplemental Deferral. Each Eligible Employee may elect to make Supplemental Deferrals to the Plan in accordance with the following provisions of this Section 4.1(c).

         (i) Statutory Limits. Each Eligible Employee who is also a participant in the 401 (k) Plan may elect to automatically have 3% of his/her Compensation deferred under the Plan when he/she reaches any of the following statutory limitations under the 401 (k) Plan: (A) the limitation on Compensation under Section 401(a)(17) of the Code, as such limit is adjusted for cost of living increases; (B) the limitation imposed on elective deferrals under Section 402(g) of the Code, as such limit is adjusted for cost of living increases; (C) the limitations on contributions and benefits under Section 415 of the Code; or (D) the limitations on contributions imposed by the 401(k) Plan administrator in order to satisfy the limitations on contributions under sections 401 (k) and 401 (m) of the Code.

        (ii) Bonus. Each Eligible Employee who is also a participant in the 401 (k) Plan may elect to automatically have 3% of his/her Bonus deferred under the Plan as a Supplemental Deferral whether or not the Eligible Employee has reached the statutory limitations under the 401 (k) Plan described in Section 4.1(c)(i). This Supplemental Deferral shall be applied to that portion of the Eligible Employee's Bonus in excess of that deferred as a Bonus Deferral under Section 4.1(b). For example, if the Eligible Employee elects to defer 50% of his/her Bonus under Section 4.1(b) and also elects to make a Supplemental Deferral under this Section 4.1(c), 50% of the Eligible Employee's Bonus will be deferred under Section 4.1(b) and 3% of the Eligible Employee's Bonus will be deferred under this Section 4.1(c).

        (iii) 401(k) Plan Before-Tax Savings Contribution Eligibility. Each Eligible Employee who elects to participate in this Plan prior to the date on which he/she becomes eligible to make before-tax savings contributions to the 401(k) Plan, may elect, until such 401(k) Plan before-tax contribution eligibility date, to defer 3% of his/her Compensation under the Plan as a Supplemental Deferral for such Plan Year. Upon the Eligible Employee's 401 (k) Plan before-tax contribution eligibility date, his/her Supplemental Deferrals under this Section 4.1(c)(iii) shall cease and any subsequent Supplemental Deferrals shall only be made by the Employee pursuant to Section 4.1(c)(i) or Section 4.1(c)(ii), as applicable.

      (d) Discretionary Deferral. The PAC may authorize an Eligible Employee to defer a stated dollar amount, or designated full percentage, of Compensation to the Plan as a Discretionary Deferral. The PAC, in its sole and absolute discretion, may limit the amount or percentage of Compensation an Eligible Employee may defer to the Plan as a Discretionary Deferral. The Company shall not make any Matching Contributions pursuant to Section 4.2(a) with respect to any Discretionary Deferrals, but may elect to make a Discretionary Contribution to the Plan with respect to such Discretionary Deferrals in the form of a discretionary matching contribution as described in Section 4.2(b).

    4.2  Company Contributions.

    (a)  Matching Contribution.  The Company shall make a Matching Contribution to the Plan each Plan Year on behalf of each Participant who makes a Supplemental Deferral to the Plan. Such Matching Contribution shall equal 100% of the Participant's Supplemental Deferrals for such Plan Year. In addition, the Company shall make a Matching Contribution to the Plan for the Plan Year on behalf of each Participant who is eligible to participate in the 401 (k) Plan but is not eligible to receive an employer matching contribution under the 401 (k) Plan by reason of the one year eligibility service requirement. Such Matching Contribution shall equal 3% of the Participant's Compensation earned during the period beginning on the date on which such Participant elects to make Supplemental Deferrals to the Plan in accordance with Section 4.1(c)(iii).

    (b)  Discretionary Contribution.  The Company may elect to make a Discretionary Contribution to a Participant's Account in such amount, and at such time, as shall be determined by the Compensation Committee. If a Participant who is a Covered Person receives a Discretionary Contribution, that Participant shall not be permitted to receive that Discretionary Contribution until such Participant's employment with the Company is terminated; provided, however, that if such Participant has elected to receive a distribution upon the occurrence of a Change of Control and a Change of Control occurs, such Participant shall be entitled to receive such Change of Control distribution in accordance with Section 5.9 of this Plan.

    (c)  Supplemental Director Contribution.  The Company shall make a Supplemental Director Contribution to the Plan on behalf of each Director who makes a Basic Deferral and makes a request for amounts deferred to be invested in Stock Units pursuant to Section 4.4(b). On each date on which a Director's Basic Deferral is invested in Stock Units, the Company will make a Supplemental Director Contribution in an amount equal to 15% of the amount of the Director's Basic Deferral invested in Stock Units on such date. Such Supplemental Director Contribution shall be invested in Stock Units for the account of such Director.

    4.3  Accounting for Deferred Compensation.

    (a)  Cash Account.  If a Participant has made an election to defer his/her Compensation and/or Bonus and has made a request for amounts deferred to be invested pursuant to Section 4.4(a), the Company may, in its sole and absolute discretion, establish and maintain a cash Account for the Participant under this Plan. Each cash Account shall be adjusted at least quarterly to reflect the Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions credited thereto, earnings or losses credited on such Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions, and any payment or withdrawal of such Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals and, Matching Contributions and Discretionary Contributions. The amounts of Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals and Matching Contributions shall be credited to the Participant's cash Account within five business days of the date on which such Compensation and/or Bonus would have been paid to the Participant had the Participant not elected to defer such amount pursuant to the terms and provisions of the Plan. Any Discretionary Contributions shall be credited to each Participant's cash Account at such times as determined by the Compensation Committee. In the sole and absolute discretion of the Plan Administrator, more than one cash Account may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such cash Account shall be credited and adjusted as provided in this Plan.

    (b)  Stock Unit Account.  If a Participant has made an election to defer his/her Compensation and/or Bonus and has made a request for amounts deferred to be invested in Stock Units pursuant to Section 4.4(b), the Company may, in its sole and absolute discretion, establish and maintain a Stock Unit Account and credit the Participant's Stock Unit Account, within five business days of the date on which such Compensation and/or Bonus otherwise would have been payable, with a number of Stock Units determined by dividing an amount equal to the Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, Discretionary Deferrals, Matching Contributions and Discretionary Contributions made as of such date by the Fair Market Value of a share of Stock on the fifth day following the date such Compensation and/or Bonus otherwise would have been payable. In the sole and absolute discretion of the Plan Administrator, more than one Stock Unit Account may be established for each Participant to facilitate record-keeping convenience and accuracy.

       (i) The Stock Units credited to a Participant's Stock Unit Account shall be used solely as a device for determining the number of shares of Stock eventually to be distributed to the Participant in accordance with this Plan. The Stock Units shall not be treated as property of the Participant or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan.

      (ii) If the outstanding shares of Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment shall be made by the Compensation Committee in the number and kind of Stock Units credited to a Participant's Stock Unit Account.

    (c)  Accounts Held in Trust.  Amounts credited to Participants' Accounts may be secured by one or more trusts, as provided in Section 7.1, but shall be subject to the claims of the Company's general creditors. Although the principal of such trust and any earnings or losses thereon shall be separate and apart from other funds of the Company and shall be used for the purposes set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participant or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the trust shall be subject to the claims of the Company's general creditors under federal and state law in the event of insolvency. The assets of any trust established pursuant to this Plan shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries.

    4.4  Investment Crediting Rates.  At the time of making a deferral election described in Section 4.1, the Participant shall request on an Election Form the type of investment crediting rate option with which the Participant would like the Company, in its sole and absolute discretion, to credit the Participant: one of several investment crediting rate options payable in cash or an investment crediting rate option based on the performance of the price of the Company's Stock and payable in the Company's Stock.

      (a) Cash Investment Crediting Rate Options.  A Participant may request on an Election Form the type of investment in which the Participant would like amounts deferred by the Participant to be deemed invested for purposes of determining the amount of earnings or losses to be credited or losses to be debited to his/her cash Account. The Participant shall specify his/her preference from among the following possible investment crediting rate options:

         (i) An annual rate of interest equal to 1% below the prime rate of interest as quoted by Bloomberg, compounded daily; or

        (ii) One or more benchmark mutual funds.

    A Participant may change, on a daily basis, the investment crediting rate preference under this Section 4.4(a) by filing an election in such manner as shall be determined by the PAC. Notwithstanding any request made by a Participant, the Company, in its sole and absolute discretion, shall determine the investment rate with which to credit amounts deferred by Participants under this Plan, provided, however, that if the Company chooses an investment crediting rate other than the investment crediting rate requested by the Participant, such investment crediting rate cannot be less than (i) above.

      (b) Stock Units.  A Participant may request on an Election Form to have amounts deferred by him/her invested in Stock Units. Deferrals invested in Stock Units are irrevocable and shall be distributed in an equivalent whole number of shares of Stock. Any fractional share interests shall be paid in cash with the last distribution.

      (c) Deemed Election.  In his/her request(s) pursuant to this Section 4.4, the Participant may request that all or any multiple of his/her Account (in whole percentage increments) be deemed invested in one or more of the investment crediting rate preferences provided under the Plan as communicated from time to time by the PAC. Although a Participant may express an investment crediting rate preference, the Company shall not be bound by such request. If a Participant fails to set forth his/her investment crediting rate preference under this Section 4.4, he/she shall be deemed to have elected an annual rate of interest equal to 1% below the prime rate of interest as quoted by Bloomberg, compounded daily. The PAC shall select from time to time, in its sole and absolute discretion, the possible investment crediting rate options to be offered on a Participant's deferrals and contributions for any Plan Year.

      (d) Transferred Accounts.  The Company retains the right in its sole and absolute discretion to transfer a Participant's Supplemental Plan account balance, as the Company deems appropriate, from the Supplemental Plan to this Plan. In the event that the Company determines that a transfer of a Participant's Supplemental Plan account balance to this Plan is appropriate, a Participant shall be permitted to express an investment crediting rate preference with respect to such transferred amounts. In the event a Participant's Supplemental Plan account balance is transferred from the

  Supplemental Plan to this Plan, such transferred amount shall be treated in all other respects as if such amount were initially deferred pursuant to the terms of this Plan.

      (e) Company Contributions.  Contributions to the Plan made by the Company and allocated to a Participant's Account pursuant to Section 4.2 shall be invested in accordance with the investment crediting rate requested by such Participant on his/her Election Form for the relevant Plan Year.

ARTICLE V
DISTRIBUTION OF BENEFITS

    5.1 General Rules.  A Participant may elect to receive payment on Basic Deferrals and Bonus Deferrals, and earnings or losses thereon, at any of the following times:

      (a) As soon as practicable after termination of a Participant's employment, retirement, Disability or death;

      (b) On the first January following, or on the second January following, but not later than the second January following, the Participant's termination of employment, retirement, Disability or death; or

      (c) At a specified future date while still in the employ of the Company.

    Supplemental Deferral Balances and earnings or losses thereon, are distributable only upon a Participant's termination of employment, retirement, Disability or death.

    All distributions from the Plan shall be taxable as ordinary income when received and subject to appropriate withholding of income taxes.

    5.2  Distributions Resulting from Termination.  In the case of a Participant who terminates employment with the Company for any reason and has an Account balance of $100,000 or less, such Participant shall be paid the balance in his/her Account in a lump sum in accordance with Section 5.1.

    A Participant who has an Account balance in excess of $100,000 may elect either a lump sum distribution or monthly installments over a period of not less than one nor more than 15 years. Such Participant's Election Form that has been in effect for at least 12 months and made during an Open Enrollment Period shall govern the form of distribution. In the event a Participant elects monthly installments, such installment payments will begin in accordance with Section 5.1(a) or 5.1(b). All amounts held for a Participant's or Beneficiary's benefit shall be revalued annually if paid in installments.

    5.3  Scheduled In-Service Withdrawals.  In the case of a Participant who, while still in the employ of the Company, has elected a Scheduled Withdrawal Date for distribution of his/her Basic Deferrals and Bonus Deferrals, and earnings or losses thereon, such Participant shall receive a lump sum payment that must occur at least two calendar years after the end of the Plan Year in which the Basic and Bonus Deferrals occurred. A Participant may extend the Scheduled Withdrawal Date with respect to Basic Deferrals and Bonus Deferrals for any Plan Year, provided (i) such extension occurs at least one year before the Scheduled Withdrawal Date, (ii) such extension is for a period of not less than two years from the Scheduled Withdrawal Date, (iii) the Participant may not extend the Scheduled Withdrawal Date more than two times and (iv) any such extension shall be effective only if consented to by the PAC. All such lump sum distributions will be paid in the January of the year specified on the election form.

    If a Participant retires, terminates employment, incurs a Disability or dies prior to any Scheduled Withdrawal Date, the Scheduled In-Service Withdrawal will be disregarded and waived and the Participant's Account balance will be distributed after the Participant's retirement, death, Disability or termination of employment in the same form of distribution elected with respect to retirement, death, Disability or termination.

    5.4  Non-Scheduled Withdrawals.  A Participant shall be permitted to elect a Non-Scheduled Withdrawal, subject to the following restrictions:

      (a) The election to take a Non-Scheduled Withdrawal shall be made by filing a form provided by and filed with the PAC prior to the end of any calendar month.

      (b) The amount of the Non-Scheduled Withdrawal shall in all cases not exceed 90% of the gross amount of a Participant's Account balance.

      (c) The amount described in subsection (b) above shall be paid in a lump sum as soon as practicable after the end of the month in which the Non-Scheduled Withdrawal election is made.

      (d) If a Participant receives a Non-Scheduled Withdrawal from his/her Account, the Participant shall permanently forfeit an amount equal to 10% of the gross amount of the Non-Scheduled Withdrawal and the Company shall have no obligation to the Participant or his/her Beneficiary with respect to such forfeited amount.

      (e) If a Participant receives a Non-Scheduled Withdrawal of any part of his/her Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the next following Plan Year.

    5.5  Financial Necessity Distributions.

      (a) Unforeseeable Emergency.  Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals credited to the Account of a Participant prior to his/her separation from employment or termination as a Director in the event of an Unforeseeable Emergency. Any such application shall set forth the circumstances constituting such Unforeseeable Emergency.

      In addition to the deferrals specified in this Section 5.5(a), upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Supplemental Deferrals credited to the Account of the Participant prior to his/her separation from employment or termination as a Director in the event of an Unforeseeable Emergency. Such application and payment shall be subject to the same conditions and limitations as a request for any other payment of deferrals under this Section 5.5.

      (b) Foreseeable Emergency.  Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals credited to the Account of a Participant prior to his/her separation from employment or termination as a Director in the event of an Foreseeable Emergency. Any such application shall set forth the circumstances constituting such Foreseeable Emergency.

      (c) General Rules Regarding Financial Necessity Distributions.  The Plan Administrator may not direct payment of any Basic Deferrals, Bonus Deferrals, Supplemental Deferrals, and/or Discretionary Deferrals credited to the Account of a Participant to the extent that such an Emergency is or may be relieved (i) by reimbursement or compensation by insurance or otherwise or (ii) by cessation of Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals under this Plan. In the event that the Plan Administrator, in its sole and absolute discretion, shall determine that such Emergency may be alleviated by such cessation of deferrals under the Plan, the Plan Administrator shall deny such financial necessity distribution and require the cancellation of the Participant's Basic Deferral, Bonus Deferral and/or Discretionary Deferral elections for the Plan

  Year in which an Emergency shall occur. Conversely, if the Plan Administrator, in its sole and absolute discretion, shall determine that such Emergency may not be alleviated by such cessation of Basic Deferrals, Bonus Deferrals and/or Discretionary Deferrals, it may approve such financial necessity distribution. Any distribution from the Plan due to Emergency shall be permitted only to the extent necessary to satisfy such Emergency, in the sole and absolute discretion of the Plan Administrator, both with respect to the determination as to whether an Emergency exists and also with respect to determination of the amount distributable. The Plan Administrator may permit a financial necessity distribution under this Section 5.5, but as a result the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the next following Plan Year.

    5.6  Elective Distributions.  A Participant may elect to receive a distribution of amounts credited to his/her Account upon a determination by the Internal Revenue Service or a state taxing authority of competent jurisdiction that amounts credited to such Account are subject to inclusion in the gross income of such Participant or Beneficiary for federal or state income tax purposes. Neither the PAC nor the Plan Administrator shall have any obligation to determine whether any such determination is or has been made with respect to any Participant and shall assume that no such determination has been made until advised by the Participant, in writing, that such determination has been made and that either such determination is final and binding, or that obtaining judicial review of such determination is not reasonably likely to result in a reversal of such determination or is economically prohibitive.

    5.7  Death of a Participant.  If a Participant dies while employed by the Company, the Participant's Account balance will be paid to the Participant's Beneficiary in the manner elected by the Participant.

    In the event a terminated Participant dies while receiving installment payments, the remaining installments shall be paid to the Participant's Beneficiary as such payments become due.

    In the event a terminated Participant dies before receiving his/her lump sum payment or before he/she begins receiving installment payments, the lump sum payment or installment payments shall be paid to the Participant's Beneficiary as such payments become due.

    5.8  Disability of a Participant.  In the event of the Disability of the Participant, the Participant shall be entitled to a distribution of the Participant's Account balance in the manner elected in advance by the Participant and, if applicable, in accordance with Section 6.2.

    5.9  Change of Control.  A Participant may, during an Open Enrollment Period, file an Election Form in which the Participant elects to receive a lump sum distribution of his/her Account balance in the event that a Change of Control, as defined in Section 2.1(j), occurs. The Participant's election with respect to a distribution of his/her Account in the event of a Change of Control must have been in effect for 12 months prior to the time of the Change of Control. If elected, payment will be made as soon as practicable, but in any event not more than six months, after the occurrence of a Change of Control.

    Notwithstanding any provision in this Plan to the contrary, to the extent that any portion of the lump sum distribution is characterized as a parachute payment within the meaning of Proposed Regulations Section 1.280G-1 Q/A-24, or any similar Regulations, then in no event shall the present value of such parachute payment, when added to the present value of all other parachute payments received as a result of a Change of Control, exceed 299% of the Participant's "base amount" as that term is defined in Section 280G of the Code.

    If a Participant has elected to receive a lump sum distribution of his/her Account balance in the event of a Change of Control, a portion of which distribution is characterized as a parachute payment, and such portion, when added to the present value of all other parachute payments to be received as a result of a Change of Control, exceeds an amount equal to 299% of the Participant's base amount, then the Participant may elect (a) to revoke the election made pursuant to this Section 5.9, or (b) to receive in a lump sum distribution that portion of his/her Account balance which does not result in a parachute payment with the remainder being distributed in accordance with the Participant's election under Section 5.1.

    5.10  Withholding.  Any taxes or other legally required withholdings from Compensation and Bonus deferrals and/or payments to Participants or Beneficiaries hereunder shall be deducted and withheld by the Company, benefit provider or funding agent as required pursuant to applicable law. A Participant or Beneficiary shall be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

    5.11  Suspension of Benefits.  If a Participant terminates service and begins receiving installment distributions and such Participant is reemployed by the Company, then such Participant's installment distributions shall be suspended during the period of his/her reemployment. Upon the Participant's subsequent termination of service, such installment distributions shall recommence in the same form as they were being paid before the reemployment, unless during the period of the Participant's reemployment he/she is eligible to participate in the Plan and elects a different form of payment on his/her Election Form in accordance with this Article V.

ARTICLE VI
PAYMENT LIMITATIONS

    6.1  Spousal Claims.  The Plan will recognize a court order, entered into pursuant to state domestic relations law, that provides that all or a portion of a Participant's benefit under the Plan shall be paid to the Participant's spouse or former spouse for child support, spousal maintenance or alimony. Any benefits payable to a spouse or former spouse pursuant to such an order shall be subject to all provisions and restrictions of this Plan and any dispute regarding such benefits shall be resolved pursuant to the Plan claims procedure in Article VIII. A former spouse shall have no claim to any benefits under the Plan unless such former spouse's entitlement to such benefits is specified in such a court order. Any payment of benefits under the Plan, to the extent any payment of benefits is due, to a former spouse pursuant to such an order shall be made as soon as administratively feasible after the order is accepted by the Plan Administrator, but not longer than 90 days after the end of the Plan Year in which the order is accepted by the Plan Administrator.

    Any taxes or other legally required withholdings from payments to such spouse or former spouse shall be deducted and withheld by the Company, benefit provider or funding agent. The spouse or former spouse shall be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

    No order shall be accepted by the Plan Administrator that requires (a) the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan, (b) the Plan to provide increased benefits, or (c) payment of benefits to such former spouse that are required to be paid to another former spouse under another order previously accepted by the Plan Administrator. The order must clearly specify information sufficient for the Plan Administrator to determine the plan to which it relates and the amount and person to whom benefits are payable. The Plan Administrator shall have sole and absolute discretion to determine whether such a court order shall be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator shall be binding on all parties of interest.

    6.2  Legal Disability.  If a person entitled to any payment under this Plan shall, in the sole judgment of the Plan Administrator, be under a legal disability, or otherwise shall be unable to apply such payment to his/her own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Company or payor of the benefit to make any such payment in any one or more of the following ways:

      (a) Directly to such person;

      (b) To his/her legal guardian or conservator; or

      (c) To his/her spouse or to any person charged with the duty of his/her support, to be expended for his/her benefit and/or that of his/her dependents.

    The decision of the Plan Administrator shall in each case be final and binding upon all persons in interest, unless the Plan Administrator shall reverse its decision due to changed circumstances.

    6.3  Assignment.  Except as provided in Section 6.1, no Participant or Beneficiary shall have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

ARTICLE VII
FUNDING

    7.1  Funding.  Benefits under this Plan shall be funded solely by the Company and its Affiliates. Benefits under this Plan shall constitute an unfunded general obligation of the Company, but the Company may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on the Company's or its Affiliates' behalf. Payment of benefits may be made by the Company, any trust established by the Company or through a service or benefit provider to the Company or such trust.

    7.2  Creditor Status.  Participants and their Beneficiaries shall be general unsecured creditors of the Company or the Participants' employing Affiliate(s) with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Company or Affiliate. The Company's or Affiliate's obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.

ARTICLE VIII
ADMINISTRATION

    8.1  The PAC.  The overall administration of the Plan will be the responsibility of the PAC.

    8.2  Powers of PAC.  In order to effectuate the purposes of the Plan, the PAC will have the following powers:

      (a) To appoint the Plan Administrator;

      (b) To review and render decisions respecting a denial of a claim for benefits under the Plan;

      (c) To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

      (d) To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and the trust established to secure the assets of the Plan (i) when differences of opinion arise between the Employer, the Plan Administrator, the Trustee, a Participant, or any of them and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

    The foregoing list of express powers is not intended to be either complete or conclusive, and the PAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

    8.3  Appointment of Plan Administrator.  The PAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The PAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the PAC.

    8.4  Duties of Plan Administrator.  The Plan Administrator will have the following duties:

      (a) To direct the administration of the Plan in accordance with the provisions herein set forth;

      (b) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

      (c) To determine all questions with regard to rights of Employees, Participants, and Beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Employee to participate in the Plan and the value of a Participant's Accounts;

      (d) To enforce the terms of the Plan and any rules and regulations adopted by the PAC;

      (e) To review and render decisions respecting a claim for a benefit under the Plan;

      (f)  To furnish the Company with information that the Company may require for tax or other purposes;

      g)  To engage the service of counsel (who may, if appropriate, be counsel for the Company), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

      (h) To prescribe procedures to be followed by distributees in obtaining benefits;

      (i)  To receive from the Company and from Participants such information as is necessary for the proper administration of the Plan;

      (j)  To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.3;

      (k) To create and maintain such records and forms as are required for the efficient administration of the Plan;

      (l)  To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the Plan;

      (m) To give the Trustee of the trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

         (i) the making of distribution payments, giving the names of the payees, the amounts to be paid and the time or times when payments will be made; and

        (ii) the making of any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

      (n) To comply with all applicable lawful reporting and disclosure requirements of the Act;

      (o) To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

      (p) To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any mistakes and errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

    8.5  Indemnification of PAC and Plan Administrator.  To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Company agrees to hold harmless and indemnify the PAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the PAC's, or any such person's, fraud or willful misconduct.

    8.6  Claims for Benefits.

      (a) Initial Claim. In the event that an Employee, Eligible Employee, Participant or his/her Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, he/she must complete and submit such claim forms and supporting documentation as shall be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant or Beneficiary who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

      A written notice of the disposition of any such claim shall be furnished to the claimant within 90 days after the claim is filed with the Plan Administrator. Such notice shall refer, if appropriate, to pertinent provisions of this Plan, shall set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, shall explain how the claimant may perfect the claim. If the claim is denied, in whole or in part, the claimant shall also be notified in writing that a review procedure is available. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

      (b) Request for Review. Within 90 days after receiving the written notice of the Plan Administrator's disposition of the claim, the claimant may file with the PAC a written request for review of his/her claim. In connection with the request for review, the claimant shall be entitled to be represented by counsel. If the claimant does not file a written request for review within 90 days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant shall be deemed to have accepted the Plan Administrator's written disposition, unless the claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 90 day period.

      (c) Decision on Review. A decision on review of the claim shall be made by the PAC at its next meeting following receipt of the written request for review. If no meeting of the PAC is scheduled within 45 days of receipt of the written request for review, then the PAC shall hold a special meeting to review such written request for review within such 45-day period. If special circumstances require an extension of the 45-day period, the PAC shall so notify the claimant and a decision shall be rendered within 90 days of the receipt of the request for review. In any event, if a claim is not determined by the PAC within 90 days of receipt of written submission for review, it shall be deemed to be denied.

      The PAC shall have the right to request of, and receive from, a claimant such additional information, documents or other evidence as the PAC may reasonably require. The decision of the PAC shall be in writing and shall reference the provisions of the Plan on which the decision is based. To the extent permitted by law, a decision on review by the PAC shall be binding and conclusive upon all persons whomsoever.

    8.7  Arbitration.  In the event the claims review procedure described in Section 8.6 of the Plan does not result in an outcome thought by the claimant to be in accordance with the Plan document, he/she may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within 60 days after receiving the PAC's denial or deemed denial of his/her request for review and before bringing suit in court.

    The arbitrator shall be mutually selected by the Participant and the PAC from a list of arbitrators provided by the American Arbitration Association ("AAA"). If the parties are unable to agree on the selection of an arbitrator within 10 days of receiving the list from the AAA, the AAA shall appoint an arbitrator. The arbitrator's review shall be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the PAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder shall be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The costs of arbitration shall be shared by the Company and the claimant; the costs of legal representation for the claimant or witness costs for the claimant shall be borne by the claimant.

    The arbitrator shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator shall have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

    8.8  Receipt and Release of Necessary Information.  In implementing the terms of this Plan, the PAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the PAC or Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan shall furnish to the PAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

    8.9  Overpayment and Underpayment of Benefits.  The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator shall direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

ARTICLE IX
OTHER BENEFIT PLANS OF THE COMPANY

    9.1  Other Plans.  Nothing contained in this Plan shall prevent a Participant prior to his/her death, or a Participant's spouse or other Beneficiary after such Participant's death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Company or an Affiliate, or which would otherwise be payable or distributable to him/her, his/her surviving spouse or Beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan shall be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to "qualify" under Section 401 of the Code, Compensation Deferrals made under this Plan shall constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

ARTICLE X
AMENDMENT AND TERMINATION OF THE PLAN

    10.1  Amendment.  The Compensation Committee may amend this Plan by duly authorized written amendment; provided that no amendment or modification shall deprive a Participant, or person claiming benefits under this Plan through a Participant, of any benefit accrued under this Plan up to the date of amendment or modification, except as may be required by applicable law.

    10.2  Termination.  The Compensation Committee may terminate or suspend this Plan in whole or in Part at any time, provided that no such termination or suspension shall deprive a Participant, or person claiming benefits under this Plan through a Participant, of any benefit accrued under this Plan up to the date of suspension or termination, except as required by applicable law. Upon the complete termination of the Plan, the Compensation Committee, in its sole and absolute discretion, may direct the Plan Administrator to distribute each Participant's account to him/her or his/her Beneficiary, as applicable, in a lump sum and regardless of whether benefit payments have previously commenced to be made to such Participant.

    10.3.  Continuation.  The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

ARTICLE XI
MISCELLANEOUS

    11.1  No Reduction of Employer Rights.  Nothing contained in this Plan shall be construed as a contract of employment between the Company or an Affiliate and an Employee, or as a right of any Employee to continue in the employment of the Company or an Affiliate, or as a limitation of the right of the Company or an Affiliate to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.

    11.2  Provisions Binding.  All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefit hereunder, their heirs and personal representatives.

QuickLinks

SECOND AMENDED AND RESTATED TENET 2001 DEFERRED COMPENSATION PLAN
SECOND AMENDED AND RESTATED TENET 2001 DEFERRED COMPENSATION PLAN
ARTICLE I PREAMBLE AND PURPOSE
ARTICLE II DEFINITIONS AND CONSTRUCTION
ARTICLE III PARTICIPATION AND FORFEITABILITY OF BENEFITS
ARTICLE IV DEFERRAL, COMPANY CONTRIBUTIONS, ACCOUNTING AND INVESTMENT CREDITING RATES
ARTICLE V DISTRIBUTION OF BENEFITS
ARTICLE VI PAYMENT LIMITATIONS
ARTICLE VII FUNDING
ARTICLE VIII ADMINISTRATION
ARTICLE IX OTHER BENEFIT PLANS OF THE COMPANY
ARTICLE X AMENDMENT AND TERMINATION OF THE PLAN
ARTICLE XI MISCELLANEOUS